SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2003

TransDigm Inc.	TransDigm Holding Company
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other Jurisdiction of incorporation or organization)	(State or other Jurisdiction of incorporation or organization)

34-1750032	13-3733378
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

26380 Curtiss Wright Parkway, Richmond Heights, Ohio	44143
(Address of principal executive offices)	(Zip Code)

(216) 289-4939
(Registrants’ telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report.)

ITEM 1.  CHANGES IN CONTROL OF CO-REGISTRANTS.

On July 22, 2003, and pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 6, 2003, as amended by Amendment Number One thereto, dated as of July 9, 2003, by and between TD Acquisition Corporation (“TD Acquisition”), a Delaware corporation and an entity controlled by Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”), and TransDigm Holding Company, a Delaware corporation (“TransDigm Holding”), TD Acquisition was merged with and into TransDigm Holding, with TransDigm Holding as the surviving corporation (the “Merger”).  As a result of the Merger, TransDigm Holding became a wholly-owned subsidiary of TD Holding Corporation, a new Delaware corporation controlled by Warburg Pincus and certain other institutional investors.  Warburg Pincus and the other institutional investors beneficially own in excess of 80% of the voting securities of TD Holding Corporation on a fully diluted basis and through such ownership, Warburg Pincus and the other institutional investors control each of the Co-Registrants.  Prior to the consummation of the Merger, the Co-Registrants were controlled by Odyssey Investment Partners Fund, L.P.  A copy the Merger Agreement and Amendment Number One thereto are attached hereto as Exhibits 2.1 and 2.2, respectively, and are incorporated herein by reference.

Immediately following the consummation of the Merger, TD Funding Corporation, a Delaware corporation and a wholly-owned subsidiary of TD Acquisition (“TD Funding”), merged with and into TransDigm Inc., a Delaware corporation and a wholly-owned subsidiary of TransDigm Holding, with TransDigm Inc. as the surviving corporation (the “TD Funding Merger”).

The aggregate merger consideration (including the payments to the option holders and warrant holder of TransDigm Holding, net of the applicable exercise price) was approximately $709.5 million.  This amount and the related fees and expenses of the transaction were funded from (i) borrowings by TD Funding under a new senior secured credit facility provided by a syndicate of financial institutions, including Credit Suisse First Boston, Bank of America, N.A., UBS AG and General Electric Capital Corporation (all rights and obligations of TD Funding under the new senior secured credit facility were assumed by TransDigm Inc. in connection with the TD Funding Merger), (ii) net proceeds from the sale by TD Funding of $400 million aggregate principal amount of 8.375% senior subordinated notes due 2011 (all rights and obligations of TD Funding under the senior subordinated notes and the related indenture were assumed by TransDigm Inc. in connection with the TD Funding Merger), (iii) proceeds from the offering by TD Holding Corporation of securities to Warburg Pincus and certain other institutional investors and (iv) cash balances of TransDigm Inc.  In addition, certain options to purchase shares of common stock of TransDigm Holding owned by certain members of management were not cancelled in connection with the Merger.  Rather, at the effective time of the Merger, such options were converted partially into options to purchase shares of common stock of TD Holding Corporation.

The new senior secured credit facility consists of a seven year $295 million term loan that was fully drawn in connection with the closing of the Merger and a six year $100 million revolving facility, including a letter of credit sub-facility of $15 million.  Indebtedness under the new senior secured credit facility will be guaranteed by TransDigm Holding and, subject to limited exceptions, all of TransDigm Inc.’s present and future domestic subsidiaries.  The interest rates per annum applicable to loans under the new senior secured credit facility will be, at the option of the borrower, equal to either an alternate base rate or an adjusted LIBO rate, in each case, plus an applicable margin.  The new senior secured credit facility is secured by first priority pledges of (i) all of the stock of TransDigm Inc. and each of TransDigm Inc.’s direct and indirect domestic subsidiaries and (ii) 65% of the equity interests of TransDigm Inc.’s first tier foreign subsidiaries.  The new senior secured credit facility is also secured by a first priority security interest in and liens on all existing and future property and assets of TransDigm Holding, TransDigm Inc. and each of TransDigm Inc.’s domestic subsidiaries.

All of the senior subordinated notes are guaranteed on a senior subordinated basis by TransDigm Holding and each domestic subsidiary of TransDigm Inc.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 6, 2003, by and between TD Acquisition Corporation and TransDigm Holding Company.*

2.2	Amendment Number One, dated as of July 9, 2003, to the Agreement and Plan of Merger, dated as of June 6, 2003, by and between TD Acquisition Corporation and TransDigm Holding Company.

99.1	Press Release, issued July 25, 2003.

ITEM 9.  REGULATION FD DISCLOSURE.

On July 25, 2003, the Co-Registrants issued a press release announcing the completion of the Merger and the tender offer for TransDigm Inc.’s outstanding 10.375% senior subordinated notes due 2008. A copy of the press release is attached hereto as Exhibit 99.1.

*                                         Pursuant to Rule 601(b)(2) of Regulation S-K, certain schedules have been omitted from this filing.  The Co-Registrants agree to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM HOLDING COMPANY

	By:	/s/ Gregory Rufus
Gregory Rufus
Chief Financial Officer

Date: July 30, 2003

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM INC.

	By:	/s/ Gregory Rufus
Gregory Rufus
Chief Financial Officer

Date: July 30, 2003

EXHIBIT INDEX

Exhibit No.	Description

2. 1

Agreement and Plan of Merger, dated as of June 6, 2003, by and between TD Acquisition Corporation and TransDigm Holding Company (pursuant to Rule 601(b)(2) of Regulation S-K, certain schedules to the Agreement and Plan of Merger have been omitted from this filing; the Co-Registrants agree to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request).

2.2	Amendment Number One, dated as of July 9, 2003, to the Agreement and Plan of Merger, dated as of June 6, 2003, by and between TD Acquisition Corporation and TransDigm Holding Company.

99.1	Press Release, issued July 25, 2003.